Exhibit 10.43

THIRD AMENDMENT TO LEASE AGREEMENT

This THIRD AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of the 2nd day of December, 2015 (the “Effective Date”) by and between RNSI City Place Owner, LLC, a Delaware limited liability company (“Landlord”), and Cejka Search, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord (as successor in interest to Cornerstone Opportunity Ventures, LLC) and Tenant are parties to that certain Lease Agreement dated as of February 2, 2007, as amended by that certain First Amendment to Lease Agreement dated September 1, 2007, and as further amended by that certain Second Amendment to Lease Agreement dated September 26, 2011 (collectively, the “Lease”), for the use and occupancy of certain premises by Tenant known as Suite 300 and constituting 27,051 rentable square feet (the “Demised Premises”), within the office building commonly referred to as CityPlace 4 located at 4 CityPlace Drive, St. Louis, Missouri (the “Building”);

WHEREAS, Landlord and Tenant desire to extend the term of the Lease and to make certain other modifications thereto as contemplated herein below; and

WHEREAS, words and phrases having defined meanings in the Lease shall have the same respective meanings when used herein, unless otherwise expressly defined herein.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties agree as follows:

1.Extension of Term. The initial term of the Lease is hereby extended and shall expire on August 31, 2024.

2.Base Annual Rent. Tenant shall continue to pay Base Annual Rent as provided in the Lease through December 31, 2016. Commencing on January 1, 2017, Base Annual Rent shall be payable in such amounts as follows:

Time Period	Base Annual Rent Per Rentable Square Foot of the Demised Premises
January 1, 2017 – December 31, 2017	$25.00
January 1, 2018 – December 31, 2018	$25.50
January 1, 2019 – December 31, 2019	$26.00
January 1, 2020 – December 31, 2020	$26.50
January 1, 2021 – December 31, 2021	$27.00
January 1, 2022 – December 31, 2022	$27.50
January 1, 2023 – December 31, 2023	$28.00
January 1, 2024 – August 31, 2024	$28.50

Exhibit 10.43

3.Base Year. Effective as of October 1, 2015, the Base Year shall be amended to be the 2015 calendar year. Tenant’s proportionate share of Operating Expenses with respect to the period prior to October 1, 2015 shall continue to be calculated using a Base Year of the 2007 calendar year. If Tenant has overpaid for its proportionate share of Operating Expenses for any time period subsequent to October 1, 2015 due to a calculation of such Operating Expenses using a Base Year of the 2007 calendar year, rather than a Base Year of the 2015 calendar year pursuant to this Section 3, Tenant shall receive a credit to the extent of such overpayment against Tenant’s first payment of Tenant’s proportionate share of Operating Expenses payable in calendar year 2016.

4.Controllable Operating Expenses. Commencing on January 1, 2016, Controllable Operating Expenses for each calendar year used to calculate Tenant’s proportionate share of Operating Expenses shall not increase by more than five percent (5%) per calendar year on a cumulative basis over the actual Controllable Operating Expenses for the calendar year 2015 (i.e., 105% for the 2016 calendar year; 110% for the 2017 calendar year; 115% for the 2018 calendar year, etc.). The term “Controllable Operating Expenses” shall mean all Operating Expenses other than real estate taxes, utility charges, snow and ice removal, insurance, costs of complying with governmental regulations and any other items outside of Landlord’s control.

5.Renewal Term. Tenant shall continue to have one (1) additional consecutive five (5) year renewal term in accordance with Section 37 of the Lease, which renewal term shall be exercisable by Tenant upon delivery of written notice to Landlord at least twelve (12) months prior to the end of the term of the Lease, as herein extended.

6.Tenant Improvement Allowance. Landlord shall provide Tenant a tenant improvement allowance of Ten Dollars and 00/100 Dollars ($10.00) per rentable square foot of the Demised Premises (the “Tenant Improvement Allowance”) to be applied by Tenant for costs (hard and soft costs) incurred by Landlord in renovating the Demised Premises as requested by Tenant and approved by Landlord (“Tenant Improvements”). The Tenant Improvement Allowance shall be utilized, and the Tenant Improvements shall be constructed, each in accordance with the terms and conditions of the Construction Provisions set forth on Exhibit A attached hereto and made a part hereof. Notwithstanding the foregoing, the Tenant Improvement Allowance shall only be utilized for costs of Tenant Improvements incurred between January 1, 2017 and June 30, 2017. Any portion of the Tenant Improvement Allowance which is not utilized by Tenant as herein provided (not to exceed Four Dollars and 00/100 ($4.00) per rentable square foot), if any, may be credited against Base Annual Rent for the final two (2) months of the term of the Lease, as herein extended.

7.Parking. Tenant shall continue to have the right to lease no more than eight (8) reserved parking spaces on an availability basis at a monthly rate of Seventy-Five and 00/100 Dollars ($75.00) per parking space for the first calendar year after the Effective Date hereof, which rate is subject to change with the current rate for reserved parking spaces in the Building thereafter. All monthly payments for reserved parking spaces shall be paid in advance by Tenant as additional rent. Reserved parking spaces shall be located in the garage under the Building and in a location mutually acceptable to Landlord and Tenant.

Exhibit 10.43

8.Signage. Tenant shall maintain Tenant’s right to monument signage in accordance with Section 13 of the Lease.

9.Brokers. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder, other than Gundaker Commercial Group, Inc. (“Tenant’s Broker”) in carrying on the negotiations relating to this Amendment. Landlord shall pay Tenant’s Broker a brokerage commission in accordance with a separate agreement with said brokerage company. Tenant and Landlord shall mutually indemnify and hold each other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by either party.

10.Guaranty. This Amendment is conditioned on the contemporaneous ratification and reaffirmation of that certain Guaranty executed by Cross Country Healthcare, Inc. (“Guarantor”) in relation to the Lease, as evidenced by Guarantor’s signature on the Ratification and Reaffirmation of Guaranty, attached hereto as Exhibit B and made a part hereof. This Amendment shall not be effective without such contemporaneous ratification and reaffirmation of the Guaranty by Guarantor.

11.SNDA. Landlord shall use best reasonable efforts to provide to Tenant a standard Subordination and Non-Disturbance Agreement from Landlord’s lender, all costs and expenses of which, including reasonable attorneys’ fees, shall be payable by Tenant.

12.Notice. Section 30.7 of the Lease is hereby amended to provide the following notice addresses for Landlord and Tenant:

Landlord’s Notice Address:        RNSI City Place Owner
c/o REDICO Management, Inc.
One Towne Square, Suite 1600
Southfield, MI  48076
Attention: Senior Vice President Operations

With a copy to:
Redico PM, LLC
Two CityPlace Drive, Suite 460
Creve Coeur, Missouri 63141
Attention: Senior Property Manager

Tenant’s Notice Address:        Cejka Search, Inc.
4 City Place Drive, Suite 300
St. Louis, Missouri 63141

13.Right of First Offer. Section 32 of the Lease is hereby deleted in its entirety.

14.Rent Supplement. Section 38 of the Lease is hereby deleted in its entirety.

Exhibit 10.43

15.Miscellaneous. This Amendment may be executed in counterparts, all of which shall be construed as an original, and all of which together shall constitute but a single instrument. This Amendment shall be interpreted in accordance with the laws of the State of Missouri. If any portion of this Amendment shall be deemed unenforceable, the remainder of this Amendment shall remain in full force and effect to the fullest extent possible. Except as specifically set forth herein, the Lease remains unchanged. Landlord and Tenant hereby confirm and ratify each and every term of the Lease, including the terms amended pursuant to this Amendment. In the event of an inconsistency between this Amendment and the Lease, and any exhibits, or conditions referred to in the Lease, the terms of this Amendment shall prevail to the extent of the matters addressed herein.

[Remainder of Page Intentionally Left Blank.]

Exhibit 10.43

SIGNATURE PAGE TO THIRD AMENDMENT TO LEASE AGREEMENT

IN WITNESS WHEREOF, Landlord and Tenant have signed and dated this Amendment as of the date first set forth hereinabove.

TENANT:	LANDLORD:

CEJKA SEARCH, INC.	RNSI CITY PLACE OWNER, LLC

By: /s/ John Gramer	By: /s/ Paul A. Stodulski
Name: John W. Gramer	Name: Paul A. Stodulski,
Title: President	Its: Authorized Representative

Exhibit 10.43

EXHIBIT A
CONSTRUCTION PROVISIONS

These provisions define the scope of the Tenant Improvements that may be performed by Landlord under the terms of this Amendment.

General Design. It is the intent of these provisions that Tenant shall be permitted freedom in the interior design and layout of its space so long as same is consistent with Landlord’s policies and structural requirements, applicable building codes, and with sound architectural and construction practices, and provided further than no interference is caused to the operation of the Building’s mechanical heating, cooling or electrical systems or structure, or other Building operations or functions, and that no unusual increase in maintenance, insurance, taxes, fees or utility charges will be incurred by Landlord or other tenants in the Building as a result thereof. Any additional cost of design, construction, operation, insurance, maintenance, taxes, fees or utilities which results therefrom shall be charged to Tenant and paid for by Tenant in accordance with the provisions hereof and of the Lease.

Construction Manager; Contractors. An affiliate of Landlord will act as Construction Manager for construction of the Tenant Improvements for a fee equal to five percent (5%) of the costs of the Tenant Improvements. The Construction Manager’s duties shall include the selection of the general contractor for the Tenant Improvements and general oversight of the completion of the Tenant Improvements.

Costs. Tenant shall be solely responsible for the costs of all soft and hard costs related to the Tenant Improvements, including, but not limited to, architectural and engineering fees, in excess of the Tenant Improvement Allowance. Such excess costs shall be paid by Tenant to Landlord within thirty (30) days following Tenant’s approval of such costs.

Tenant Improvement Allowance. The Tenant Improvement Allowance shall be paid directly by Landlord to the general contractor or subcontractors performing the Tenant Improvements for any applicable hard and soft costs associated with the construction of the Tenant Improvements, including, without limitation, the Construction Manager’s fee.

Plans. All plans, specifications, drawings and documents for the Tenant Improvements (the “Plans”) shall be prepared by the Tenant’s architect and submitted in advance to Landlord for approval, which approval shall not be unreasonably withheld, conditioned or delayed. The parties shall work together in good faith to develop Plans agreeable to both parties. After Tenant submits, or causes its architect to submit, Plans for Landlord’s approval, Landlord shall approve or disapprove in writing on or before the tenth (10th) day after the Plans are received (and on or before the fifth (5th) day after any resubmission), and in the case of disapproval, Landlord shall specify the reason therefor and any changes required in the Plans so that they will meet Landlord’s approval. Any resubmission of the Plans that were previously reviewed shall carry a notation or other indication of the changes made to the Plans. This iterative process shall continue until Landlord and Tenant mutually agree upon the Plans for the Tenant Improvements. The Plans, as revised (if revised), once they have been approved by Landlord, are hereinafter referred to as the “Approved Tenant

Exhibit 10.43

Improvement Plans”. Landlord shall submit the Approved Tenant Improvement Plans to the appropriate governmental body for plan checking and building permits, and Landlord shall obtain all necessary approvals and permits for construction of the Tenant Improvements in compliance with all applicable laws. Any proposed changes to the Approved Tenant Improvement Plans shall be subject to Landlord’s approval in accordance with the above.

Notwithstanding anything herein to the contrary, Landlord’s review or approval of the Plans shall create no responsibility or liability on the part of Landlord for the Plans’ completeness, design sufficiency, or compliance with all applicable federal, state and local laws, codes, rules, regulations and statutes, including, without limitation, the Americans with Disabilities Act, all of which shall be Tenant’s sole responsibility, nor shall such review or approval constitute a waiver by Landlord of the right to thereafter require Tenant to amend the same to correct any failure by Tenant to comply with legal requirements or this Exhibit A which is later discovered by Landlord.

Exhibit 10.43

EXHIBIT B
RATIFICATION AND REAFFIRMATION OF GUARANTY
          Reference is hereby made to that certain Lease Agreement dated as of February 2, 2007, as amended by that certain First Amendment to Lease Agreement dated September 1, 2011, and as further amended by that certain Second Amendment to Lease Agreement dated September 26, 2011 (collectively, along with this Amendment, the “Lease”), by and between RNSI City Place Owner, LLC, a Delaware limited liability company (as successor in interest to Cornerstone Opportunity Ventures, LLC) (“Landlord”) and Cejka Search, Inc., a Delaware corporation (“Tenant”), and that certain Third Amendment to Lease Agreement (“Amendment”) to which this Ratification and Reaffirmation of Guaranty is attached.  In consideration of the receipt of Ten and 00/100 Dollars ($10.00) in hand paid, the agreement of Landlord to amend the Lease and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the undersigned (“Guarantor”) hereby consents to the Amendment and ratifies and reaffirms its obligations as guarantor under that certain Guaranty related to the Lease (“Guaranty”).  The Guaranty shall be a continuing Guaranty and (whether or not Guarantor shall have notice or knowledge of any of the following) the liability and obligation of Guarantor under the Guaranty shall be absolute and unconditional irrespective of any amendment or modification of, or supplement to, or extension or renewal of the Lease or any assignment or transfer thereof.
      IN WITNESS WHEREOF, Guarantor has executed and delivered this Ratification and Reaffirmation of Guaranty effective as of the 2nd day of November, 2015.
CROSS COUNTRY HEALTHCARE, INC.

By: /s/ William Burns
Name: William Burns
Title: CFO__________